Exhibit 28(j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated August 28, 2023, and each included in this Post-Effective Amendment No. 54 to the Registration Statement (Form N-1A, File No. 33-40771) of Comstock Funds, Inc.

We also consent to the incorporation by reference of our report dated June 26, 2023, with respect to the financial statements and financial highlights of Comstock Funds, Inc. (comprising Comstock Capital Value Fund), included in its Annual Report to Shareholders (Form N-CSR) for the year ended April 30, 2023, into this Post-Effective Amendment No. 54 to this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

August 28, 2023